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                                                                   EXHIBIT 10.16

                                                                  EXECUTION COPY


                                                         / / Employee's Copy
                                                             / / Company's Copy

                         LUMINANT WORLDWIDE CORPORATION
                              EMPLOYMENT AGREEMENT

To DEREK REISFIELD:

         This Agreement establishes the terms of your employment with Luminant Worldwide Corporation, a Delaware corporation (the "COMPANY"). The Company has been formed as a parent company to acquire companies engaged in the business of providing internet professional services and to make an initial public offering ("IPO") of the Company's common stock.

EMPLOYMENT AND DUTIES      You and the Company agree to your employment as
                           Executive Vice President and Vice Chairman of the
                           Company on the terms contained herein. In such position, you will report directly to the Company's
                           Chief Executive Officer (the "CEO"). You agree to perform whatever duties the Board may assign you from time to time, consistent with your position as Executive Vice President and Vice Chairman. During your employment, you agree to devote sufficient business time, attention, and energies to performing those duties (except as you and the CEO otherwise agree from time to time). You agree to comply with the noncompetition, secrecy, and other provisions of Exhibit A to this Agreement.

TERM OF EMPLOYMENT         Your employment under this Agreement begins as of
                           July 23, 1999 (the "EFFECTIVE DATE"). Unless sooner terminated under this Agreement, your employment ends at 6:00 p.m. Central Time on

                                    (i) December 31, 1999 (or such earlier date as of which the Company's Board of Directors (the "BOARD") notifies you the Company is abandoning its efforts for 1999 to complete an IPO), if the Company has not completed its IPO by that date, or

                                    (ii) the third anniversary of the Effective
                                    Date, if the Company has completed its IPO on or before December 31, 1999.

                           The period running from the Effective Date to the applicable date in the preceding sentence is the "TERM."




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                           Termination or expiration of this Agreement ends your
                           employment but does not end your obligation to comply with Exhibit A or the Company's obligation, if any, to make payments under the PAYMENTS ON TERMINATION and SEVERANCE provisions as specified below.

COMPENSATION

         SALARY The Company will pay you an annual salary (the "SALARY") from the Effective Date to the date as of which the IPO closes (the "IPO CLOSING DATE") at the rate of not less than $20,000 per month in accordance with its generally applicable payroll practices. Your Salary will change prospectively to an annual rate of $250,000 per year as of the IPO Closing Date. The Board or its Compensation Committee will review your Salary annually and consider you for increases.

         CLOSING BONUS     The Company will pay you a lump sum bonus equal to
                           $333 per day elapsed between February 15, 1999 and the IPO Closing Date, payable within 15 days after the IPO Closing Date.

         PERFORMANCE BONUS The Board or its Compensation Committee will establish annual bonus targets under which you will be eligible for an annual bonus equal to up to 100% of your Salary. The Company will use its best efforts to establish bonus targets for the first year, in good faith consultation with you, within 45 days following the IPO Closing Date.

         OPTIONS As of the date the Company's underwriters price the IPO, the Company will grant options to you under the Company's 1999 Equity Incentive Plan (the "EQUITY PLAN"), exercisable at the IPO price, to acquire 1% of the shares of common stock that will be outstanding immediately after the IPO (including for that purpose any shares subject to the underwriters' overallotment but excluding any shares subject to options, whether or not then exercisable). (As of the Effective Date, the options are projected to cover 427,953 shares, but the Company will adjust that number as necessary to satisfy the preceding sentence.) The options will consist of incentive stock options under Section 422 of the Internal Revenue Code to the extent the tax laws permit and of nonqualified stock options for the remainder. The option agreement will provide that such options will be fully exercisable when granted and will remain exercisable for 10 years, irrespective of whether you remain employed, or such shorter



                          Employment Agreement with Derek Reisfield Page 2 of 23

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                           period at the end of which the Company terminates all
                           options under the Equity Plan's provisions. The Company will permit cashless exercises of the options, subject to any applicable lockups and securities law restrictions. This provision will survive any termination or expiration of this Agreement.

                           The Company agrees to consider you for an additional option on the same terms as those set forth in the preceding paragraph and to be granted at the same time. The Company will propose a number of shares for such option within 30 days after the Effective Date. The Company and you agree that you will have 10 business days to consider the number, at the end of which you may tender your resignation (to be effective no earlier than the earlier of October 15, 1999 or the IPO Closing Date) and receive severance pay on the following schedule in lieu of all benefits listed below under SEVERANCE and all other benefits under the Agreement other than the options described in the preceding paragraph: two months' payment of $30,000 per month, two months' payment of $20,000 per month, and two months' payment of $10,000 per month.

         EMPLOYEE BENEFITS While the Company employs you under this Agreement, the Company will provide you with the same benefits as it makes generally available from time to time to the Company's senior executive employees, as those benefits are amended or terminated from time to time, including participation in vacation policies (and payment for accrued vacation) on a basis comparable to that for senior management. Your participation in the Company's benefit plans will be subject to the terms of the applicable plan documents and the Company's generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies.

         VACATION You will be entitled to four weeks' paid vacation during each full year of your employment under this Agreement. You must take such vacations at such times as are consistent with the Company's reasonable business needs.

         COMPENSATION      You will be eligible under a senior executive
         REVIEW            compensation program that will consider you for
                           annual increases in Salary.

PLACE OF EMPLOYMENT        Your principal place of employment will be in Dallas,
                           Texas or in the surrounding counties or in New York
                           City, as the Company directs. You agree that you may be required to travel from time to time for business reasons.

EXPENSES The Company will reimburse you for reasonable and necessary





                          Employment Agreement with Derek Reisfield Page 3 of 23

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                           travel and other business-related expenses you incur
                           for the Company in performing your duties under this Agreement (with the travel accommodations substantially comparable to that of senior management of the Company). You must itemize and substantiate all requests for reimbursements. You must submit requests for reimbursement in accordance with the policies and practices of the Company. In addition, the Company will reimburse you for all reasonable attorneys' fees you have incurred in connection with this Agreement, your options, and your employment by the Company, to a maximum of $4,000.

MOVING EXPENSES            The Company will reimburse you or pay up to $15,000
                           to move to Dallas, Texas and, if it later relocates you to New York City, will reimburse you or pay up to $15,000 for the move from Dallas to New York City.

LIMITS ON OTHER            While the Company employs you, you agree that you
EMPLOYMENT                 will not, directly or indirectly, provide services to
                           any person or organization for which you receive compensation or otherwise engage in activities if providing such services or engaging in such activities would conflict or interfere significantly with your faithful performance of your duties as an employee. (This prohibition excludes any work performed at the Company's direction.) The Company acknowledges that you serve as a director as of the Effective Date for the companies listed on Schedule I and agrees that such service (or comparable future obligations you disclose in writing to the CEO) is not, by itself, inconsistent with your obligations under this Agreement, so long as you do not violate the provisions of Exhibit A. In addition, you may complete your existing consulting agreements listed on Schedule II, consistent with the foregoing, as long as you are finished by January 22, 2000. You may manage your personal investments, as long as the management does not conflict or interfere significantly with your faithful performance of your duties as an employee and is consistent with the provisions of the NO CONFLICTS OF INTEREST Section and the NO COMPETITION Section in Exhibit A. The
                           Company further agrees that you may continue writing articles for MarketWatch.com, as long as the articles are consistent with your obligations under the SECRECY provisions in Exhibit A.

                           You represent to the Company that you are not subject to any agreement, commitment, or policy of any third party that would prevent you from entering into or performing your duties under this Agreement, and you agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under



                          Employment Agreement with Derek Reisfield Page 4 of 23

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                           this Agreement, including Exhibit A.

NO CONFLICTS OF INTEREST   You confirm that you have fully disclosed to the
                           Company, to the best of your knowledge, all circumstances under which you, your spouse, and other persons who reside in your household have or may have a conflict of interest with the Company. You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances. You agree to fully comply with the Company's policy and practices relating to conflicts of interest.

NO IMPROPER                You will neither pay nor permit payment of any
PAYMENTS                   remuneration to or on behalf of any governmental
                           official other than payments required or permitted by applicable law. You will comply fully with the Foreign Corrupt Practices Act of 1977, as amended.
                           You will not, directly or indirectly,

                                    make or permit any contribution, gift,
                                    bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of what form, whether in money, property, or services to obtain favorable treatment
                                             for business secured,

                                             to pay for favorable treatment for
                                             business secured,

                                             to obtain special concessions or
                                             for special concessions already
                                             obtained, or

                                             in violation of any legal
                                             requirement, or

                                    establish or maintain any fund or asset
                                    related to the Company that is not recorded in the Company's books and records, or take any action that would violate (or would be part of a series of actions that would violate) any U.S. law relating to international trade or commerce, including those laws relating to trading with the enemy, export control, and boycotts of Israel or Israeli products (as is sought by certain Arab countries).

TERMINATION                Subject to the provisions of this section, you and
                           the Company agree that

                          Employment Agreement with Derek Reisfield Page 5 of 23

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                           it may terminate your employment, or you may resign,
                           except that, if you voluntarily resign, you must provide the Company with 30 days' prior written notice (unless the Board has previously waived such notice in writing or authorized a shorter notice period).

         FOR CAUSE         The Company may terminate your employment for "CAUSE"
                           if you:

                                    (i) commit a material breach of your
                                    obligations or agreements under this
                                    Agreement, including Exhibit A;

                                    (ii) commit an act of gross negligence with respect to the Company; or


                                    (iii) are convicted of or plead guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), other than vehicular manslaughter, or, with respect to your employment, to any misdemeanor (other than a traffic violation) or, with respect to your employment, commit either a material dishonest act or common law fraud or knowingly violate any federal or state securities or tax laws.

                           Your termination for Cause will be effective immediately upon the Company's mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses
                           (i) and (ii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, unless the situation is not reasonably correctable, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Company agrees to extend the time for correction.

         WITHOUT CAUSE     Subject to the provisions below under PAYMENTS ON
                           TERMINATION and SEVERANCE, the Company may terminate your employment under this Agreement before the end of the Term without CAUSE. The Company agrees not to terminate your employment without CAUSE during the first six months after the Effective Date.

         DISABILITY        If you become "DISABLED" (as defined below), the
                           Company may terminate your employment. You are "disabled" if you are unable, despite whatever reasonable accommodations the law requires, to render services



                          Employment Agreement with Derek Reisfield Page 6 of 23

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                           to the Company for more than 90 consecutive days
                           because of physical or mental disability, incapacity, or illness. You are also disabled if you are found to be disabled within the meaning of the Company's long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage).

         GOOD REASON       You may resign for Good Reason with 30 days' advance
                           written notice. "GOOD REASON" for this purposes means, without your consent, (i) the Company materially breaches this Agreement or (ii) the Company relocates your primary office outside Dallas, Texas and the surrounding counties or, if you relocate from Dallas to New York City, from New York
                           City.

                           You must give notice to the Company of your intention to resign for Good Reason within 30 days after the occurrence of the event that you assert entitles you to resign for Good Reason. In that notice, you must state the condition that you consider provides you with Good Reason and, if such reason relates to clause (i) above, must give the Company an opportunity to cure the condition within 30 days after your notice (with the 30 day period shortened to 10 days if the failure relates to a nonpayment of Salary and such nonpayment is not cured within 5 days after you provide written notice of such nonpayment to the Company). Before or during the 30 (or 10) day period, either party may request mediation under Exhibit B to resolve any such disputes, and, if so requested, the parties agree to cooperate to arrange a prompt mediation during no more than a 30 day period. If the Company fails to cure the condition, your resignation will be effective on the 30th day after your notice (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period or unless mediation is proceeding in good faith, in which case such resignation will become effective 15 days after the end of such mediation, if not previously cured). The Company agrees that your effective date of resignation will be the end of the 10 day cure period for failure to pay Salary.

                           You will not be treated as resigning for GOOD REASON if the Company already had given notice of termination for CAUSE as of the date of your notice of resignation.

         DEATH If you die during the Term, the Term will end as of the date of your death.


                          Employment Agreement with Derek Reisfield Page 7 of 23

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         PAYMENTS ON       If you resign or the Company terminates your
         TERMINATION       employment with or without CAUSE or because of
                           disability or death or because the Company does not complete its IPO, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination (and any annual bonuses already determined by such date but not yet paid, unless your employment is terminated with CAUSE or because the IPO has been canceled), reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company's policies), and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as provided in the SEVERANCE paragraph or your option agreements, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation. If your employment is terminated because the Company does not complete its IPO in 1999, you acknowledge that you have no rights to the SEVERANCE set forth below.

         SEVERANCE         In addition to the foregoing payments, if (i) you
                           resign for GOOD REASON and the Company completes or has completed its IPO on or before December 31, 1999 or (ii) after the completion of the IPO but before the end of the Term, you resign for GOOD REASON or the Company terminates your employment without CAUSE, the Company will pay you severance equal to your Salary, as then in effect, for 18 months on the same schedule as though you had remained employed during such period, even though you are no longer employed;

                                    pay the after-tax premium cost for you to receive any group health coverage the Company must offer you under Section 4980B of the Internal Revenue Code of 1986 ("COBRA COVERAGE") for the period of such coverage (unless the coverage is then provided under a self-insured plan); and

                                    pay you, at the time the Company would
                                    otherwise pay your annual bonus, your pro rata


                          Employment Agreement with Derek Reisfield Page 8 of 23

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                                    share of the bonus for the year of your
                                    termination, where the pro rata factor is based on days elapsed in your year of termination till date of termination over 365, less any portion of the bonus for the year of your termination already paid.




                                    You are not required to mitigate amounts payable under the SEVERANCE paragraph by seeking other employment or otherwise, nor must you return to the Company amounts earned under subsequent employment.

EXPIRATION                 Expiration of this Agreement, whether because of
                           notice of non- renewal or otherwise, does not constitute termination without CAUSE nor provide you with GOOD REASON and does not entitle you to SEVERANCE, unless the Company's general severance practices entitle you to severance in that situation.
                           If you remain employed through the end of the Term and your employment then ends as a result of expiration of the Agreement (other than because the IPO is canceled), the Company will pay you severance equal to your Salary, as then in effect, for nine months on the same schedule as though you had remained employed during such period, even though you are no longer employed, which payments you agree compensate you for the restrictions under Exhibit A upon contract expiration.

ASSIGNMENT                 The Company may assign or otherwise transfer this
                           Agreement and any and all of its rights, duties, obligations, or interests under it to any of the affiliates or subsidiaries of the Company or

                                    to any business entity that at any time by merger, consolidation, or otherwise acquires all or substantially all of the Company's stock or assets or to which the Company transfers all or substantially all of its assets.

                                    Under the preceding sentence, the Company agrees not to assign or transfer this Agreement to a subsidiary, affiliate, or asset purchaser without your consent, but may assign or transfer the Agreement without your consent to a stock purchaser or merger survivor. Upon such assignment or


                          Employment Agreement with Derek Reisfield Page 9 of 23

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                                    transfer, any such business entity will be
                                    deemed to be substituted for the Company for all purposes (except that the Company will remain secondarily liable if it transfers this Agreement to a subsidiary). You agree that any such permitted assignment or transfer does not entitle you to Severance. This Agreement binds and benefits the Company, its successors or assigns, and your heirs and the personal representatives of your estate. Without the Board's or the CEO's prior written consent, you may not assign or delegate this Agreement or any or all rights, duties, obligations, or interests under it.

SEVERABILITY               If the final determination of an arbitrator or a
                           court of competent jurisdiction declares, after the expiration of the time within which judicial review
                           (if permitted) of such determination may be perfected, that any term or provision of this Agreement, including any provision of Exhibit A, is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

AMENDMENT; WAIVER          Neither you nor the Company may modify, amend, or
                           waive the terms of this Agreement other than by a written instrument signed by you and an executive officer of the Company duly authorized by the Board.
                           Either party's waiver of the other party's compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

WITHHOLDING                The Company will reduce its compensatory payments to
                           you for withholding and FICA taxes and any other withholdings and contributions required by law.

THIRD PARTY BENEFICIARY    You understand and agree that, until the IPO is
                           completed, Commonwealth Principals II LLC is a third party beneficiary of this Agreement, which means that Commonwealth may enforce this Agreement even though not a party to it.

GOVERNING LAW              The laws of the State of Texas (other than its
                           conflict of laws provisions) govern this Agreement.

NOTICES Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You



                         Employment Agreement with Derek Reisfield Page 10 of 23

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                           should send or deliver your notices to the Company's
                           corporate headquarters. The Company will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and the Company may change the address for notice by like notice to the others. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.

SUPERSEDING EFFECT         This Agreement supersedes any prior oral or written
                           employment, severance, option, or fringe benefit agreements between you and the Company, other than with respect to your eligibility for generally applicable employee benefit plans. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter of this Agreement specifically including your letter agreement with the Company dated as of February 15, 1999. All such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

If you accept the terms of this Agreement, please sign in the space indicated below. We encourage you to consult with any advisers you choose.

                                                LUMINANT WORLDWIDE CORPORATION

                                            By: /s/ Guillermo G. Marmol
                                                -------------------------------
                                                     Guillermo G. Marmol
                                                     Chief Executive Officer




                         Employment Agreement with Derek Reisfield Page 11 of 23

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I accept and agree to the terms of employment set
 forth in this Agreement:

/s/ Derek Reisfield
---------------------------
     Derek Reisfield


Dated:  July 23, 1999
      ---------------------



                                    EXHIBIT A

NO COMPETITION             You agree to the provisions of this Exhibit A in
                           consideration of (i) your employment by the Company and salary and benefits under this Agreement and the training you will receive in connection with such employment and (ii) your participation in the Company's public offering, and you agree that Exhibit
                           A should be considered ancillary to the agreements by which the Company will make its IPO. While the Company (or its successor or transferee) employs you and to the end of the Restricted Period (as defined below), you agree as follows:

                                    You will not, directly or indirectly, be employed by, lend money to, or engage in any Competing Business within the Market Area (each as defined below). That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) that constitutes such a Competing Business. You also will not invest or hold equity or options in any Competing Business, provided that you may own up to 3% of the outstanding capital stock of any corporation that is actively publicly traded without violating this NO COMPETITION covenant, so long as you have no involvement beyond passive investing in such business and you comply with the second sentence of this paragraph.

                           Notwithstanding other provisions of Exhibit A, during the Restricted Period, you may directly provide consulting services for clients other than those any one or more


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                           members of the Company Group billed at least $25,000
                           in the 12 months preceding your employment termination ("SIGNIFICANT COMPANY CLIENTS") (or, for consulting assignments while employed, within the 12 months preceding the date as of which you would begin the assignment), but this exception does not permit you to be an employee or board member of a Competing Business. Within 30 days after your employment ends, the Company will provide you with a list of the Significant Company Clients (which list you will treat as Confidential Information under the SECRECY provisions). You agree that you are on notice as to all Significant Company Clients during the term of your employment and that, after your employment ends, you agree to treat as a Significant Company Client during the Restricted Period any client of the Company Group that you are aware should have been on the list provided to you.

                           If, during the Restricted Period, you are offered and want to accept employment with a Competing Business, you will inform the CEO in writing of the identity of the business, your proposed duties with that business, and the proposed starting date of that employment. You will also inform that business of the terms of this Exhibit A. The Company will analyze the proposed employment and respond within three business days as to whether it will release you from the NO COMPETITION restrictions with respect to that employment.

                           You acknowledge that, during the portion of the Restricted Period that follows your employment, if any, you may engage in any business activity or gainful employment of any type and in any place except as described above. You acknowledge that you will be reasonably able to earn a livelihood without violating the terms of this Agreement.

                           You understand and agree that the rights and obligations set forth in this NO COMPETITION Section will continue and will survive through the Restricted Period.




                         Employment Agreement with Derek Reisfield Page 13 of 23

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         DEFINITIONS

             COMPETING     COMPETING BUSINESS means (i) Scient, Viant, US Web /
             BUSINESS      CKS, Proxicom, Razorfish, Modem Media.Poppe Tyson,
                           iXL Enterprises, AGENCY.COM, AppNet, Organic Online,
                           US Interactive, AnswerThink Consulting Group, THINK
                           New Ideas, Inc., Sapient, (ii) any entity that is a successor to one of the listed entities, and (iii) three additional comparable companies for each year of your employment (beginning as of each anniversary of the Effective Date), up to a cumulative total of nine additional companies, which additional companies the Company will list on a schedule it will provide you within 30 days after your termination of employment. (In other words, you agree that the Company may list three additional comparable companies times the number of anniversaries of the Effective Date that have occurred before expiration of this Agreement or termination of your employment, to a maximum of nine additional companies.)

             MARKET AREA   The Market Area consists of the United States
                           and Canada. You agree that the Company provides services both at its facilities and at the locations of its customers or clients and that, by the nature of its business, it operates globally.

             RESTRICTED    For purposes of this Agreement, the RESTRICTED PERIOD
             PERIOD        ends at the earliest of (i) nine months after the
                           date your employment with the Company Group ends for any reason (where "COMPANY GROUP" means the Company and its successors, assigns, subsidiaries, and predecessors of subsidiaries), (ii) the Company's failure for any reason to complete its IPO by December 31, 1999, and (iii) the date of your termination for Disability.

NO INTERFERENCE;           During the Restricted Period you agree that you will
NO SOLICITATION            not, directly or indirectly, whether for yourself or
                           for any other individual or entity (other than the Company or its affiliates or subsidiaries), intentionally solicit any person or entity who is, or was, within the 24 months preceding your date of termination or resignation, a customer, prospect (with respect to which any member of the Company Group has incurred substantial costs or with which you have been involved), or client of the Company Group within the Market Area, with the 24 month period reduced to 12 months for prospects with which you have

                         Employment Agreement with Derek Reisfield Page 14 of 23
                                    not been involved, provided that, after your employment ends, the foregoing applies only to Significant Company Clients;

                                    hire away or endeavor to entice away from the Company Group any employee or any other person or entity whom the Company Group engages to perform services or supply products and including, but not limited to, any independent contractors, consultants, engineers, or sales representatives or any contractor, subcontractor, supplier, or vendor; or

                                    hire any person whom the Company Group
                                    employs or employed within the prior 12
                                    months, unless the Company terminated the employee.

SECRECY

         PRESERVING        Your employment with the Company under and, if
         COMPANY           applicable, before this Agreement (with a predecessor
         CONFIDENCES       to a member of the Company Group), has given and will
                           give you access to Confidential Information (as defined below). You acknowledge and agree that using, disclosing, or publishing any Confidential
                           Information in an unauthorized or improper manner could cause the Company or Company Group to incur substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you agree with the Company that you will not at any time, except in performing your employment duties to the Company or the Company Group under this Agreement (or with the Board's or the CEO's prior written consent), directly or indirectly, use, disclose, or publish, or permit others not so authorized to use, disclose, or publish any Confidential Information that you may learn or become aware of, or may have learned or become aware of, because of your prior or continuing employment, ownership, or association with the Company or the Company Group or any of their predecessors, or use any such information in a manner detrimental to the interests of the Company or the Company Group.

         PRESERVING        You agree not to use in working for the Company Group
         OTHERS'           and not to disclose to the Company Group any trade
         CONFIDENCES       secrets or other information you do not have the
                           right to use or disclose and that the Company Group is not free to use without liability of any kind. You agree to promptly inform the Company in writing of any patents,

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



                           copyrights, trademarks, or other proprietary rights known to you that the Company or the Company Group might violate because of information you provide.

         CONFIDENTIAL      "CONFIDENTIAL INFORMATION" includes, without
         INFORMATION       limitation, information that the Company or the
                           Company Group has not previously disclosed to the public or to the trade with respect to the Company's or the Company Group's present or future business, including its operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information
                           (including the revenues, costs, or profits associated with any of the Company's or the Company Group's products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Company or the Company Group that may be of value to the Company or the Company Group "CONFIDENTIAL
                           INFORMATION" also includes confidential and proprietary information and trade secrets that third parties entrust to the Company or the Company Group in confidence.

                              "CONFIDENTIAL INFORMATION" excludes any such information

                                    already properly in the public domain,

                                    that has already entered the public domain through no direct or indirect fault, action, or omission of yours,

                                    that a third party independently develops without breach of this SECRECY provision and releases to the public domain,

                                    that the Company or other member of the
                                    Company Group approves in writing for you to disclose or use, or that you must disclose under an order of a court of law or arbitrator, governmental demand, or other operation of law, provided that you immediately notify the Company of any demand for such disclosure and allow the Company to contest such disclosure.


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




                                    You understand and agree that the rights and obligations set forth in this SECRECY Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company or the Company Group.

EXCLUSIVE PROPERTY         You confirm that all Confidential Information is and
                           must remain the exclusive property of the Company or the relevant member of the Company Group. Any office equipment (including computers) you receive from the Company Group in the course of your employment and all business records, business papers, and business documents you keep or make, whether on digital media or otherwise, in the course of your employment by the Company relating to the Company or any member of the Company Group must be and remain the property of the Company or the relevant member of the Company Group.
                           Upon the termination of this Agreement with the Company or upon the Company's request at any time, you must promptly deliver to the Company or to the relevant member of the Company Group any such office equipment (including computers) and any Confidential
                           Information or other materials (written or otherwise) not available to the public or made available to the public in a manner you know or reasonably should recognize the Company did not authorize, and any copies, excerpts, summaries, compilations, records, or documents you made or that came into your possession during your employment. You agree that you will not, without the Company's consent, retain copies, excerpts, summaries, or compilations of the foregoing information and materials. You understand and agree that the rights and obligations set forth in this EXCLUSIVE PROPERTY Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company Group.

COPYRIGHTS,                You agree that all records, in whatever media
DISCOVERIES,               (including written works), documents, papers,
INVENTIONS, AND            notebooks, drawings, designs, technical information,
PATENTS                    source code, object code, processes, methods or other
                           copyrightable or otherwise protected works you conceive, create, make, invent, or discover for the Company or the Company Group in the course of your employment (whether or not during usual working hours), whether conceived, created, discovered, made, or invented individually or jointly with others, will be and remain the absolute property of the Company
                           (or another appropriate member of the Company Group, as specified by the Company), as will all the worldwide patent, copyright, trade secret, or other intellectual property rights in all such works. (All

                         Employment Agreement with Derek Reisfield Page 17 of 23
                           references in this section to the Company include the members of the Company Group, unless the Company determines otherwise.) You irrevocably and unconditionally waive all rights, wherever in the world enforceable, that vest in you (whether before, on, or after the date of this Agreement) in connection with your authorship of any such copyrightable works in the course of your employment with the Company Group or any predecessor. Without limitation, you waive the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. YOU RECOGNIZE ANY SUCH WORKS ARE "WORKS FOR HIRE" OF WHICH THE COMPANY IS THE AUTHOR.

                           You will promptly disclose, grant, and assign ownership to the Company for its sole use and benefit any and all ideas, processes, inventions, discoveries, improvements, technical information, and copyrightable works (whether patentable or not) that you develop, acquire, conceive or reduce to practice in the course of your employment (whether or not during usual working hours) for the Company or the Company Group. You will promptly disclose and hereby grant and assign ownership to the Company of all patent applications, letters patent, utility and design patents, copyrights, and reissues thereof or any foreign equivalents thereof, that may at any time be filed or granted for or upon any such invention, improvement, or information. In connection therewith:

                                    You will, without charge but at the
                                    Company's expense, promptly execute and
                                    deliver such applications, assignments,
                                    descriptions, and other instruments as the Company may consider reasonably necessary or proper to vest title to any such inventions, discoveries, improvements, technical information, patent applications, patents, copyrightable works, or reissues thereof in the Company and to enable it to obtain and maintain the entire worldwide right and title thereto; and

                                    You will provide to the Company at its
                                    expense all such assistance as the Company may reasonably require in the prosecution of applications for such patents, copyrights, or reissues thereof, in the prosecution or defense of interferences that may be declared involving any such applications, patents, or copyrights and in any litigation in which the Company

                         Employment Agreement with Derek Reisfield Page 18 of 23
                                    may be involved relating to any such
                                    patents, inventions, discoveries,
                                    improvements, technical information, or
                                    copyrightable works or reissues thereof. The
                                    Company will reimburse you for reasonable out-of-pocket expenses you incur and pay you reasonable compensation for your time if the Company Group no longer employs you.

                           You and the Company agree that Exhibit C lists and briefly describes works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works (including contemplated works) that the Company will not contest are owned (or will be owned) by you or any entity to which you have assigned them, so long as they are not created for the Company or the Company Group in the course of your employment for the Company or the Company Group. Except as set forth in the next paragraph, you agree that you have no ownership interest in any other such works or related patents or copyrights that you create in the course of your employment for the Company or the Company Group.

                           To the extent, if any, that you own rights to works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works, or other forms of intellectual property that are incorporated in the work product you create for the Company Group (creating "DERIVATIVE PRODUCTS"), you agree that the Company will have an unrestricted, non-exclusive, royalty-free, perpetual, transferable license to make, use, sell, offer for sale, and sublicense such Derivative Products, and you hereby grant such license to the Company (and the Company Group).

                           This COPYRIGHTS, DISCOVERIES, INVENTIONS AND PATENTS section does not apply to an invention or discovery for which no equipment, supplies, facility or trade secret information of the Company Group (including its predecessors) was used and that was developed entirely on your own time and not in course of your employment.

MAXIMUM LIMITS             If any of the provisions of Exhibit A are ever deemed
                           to exceed the time, geographic area, or activity limitations the law permits, you and the Company agree to reduce the limitations to the maximum permissible limitation, and you and the Company authorize a court or



                         Employment Agreement with Derek Reisfield Page 19 of 23
                           arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations the law permits; PROVIDED, HOWEVER, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

INJUNCTIVE RELIEF          Without limiting the remedies available to the
                           Company, you acknowledge

                                    that a breach of any of the covenants in this Exhibit A may result in material irreparable injury to the Company and Company Group for which there is no adequate remedy at law, and that it will not be possible to measure
                                    damages for such injuries precisely.

                           You agree that, if there is a breach or threatened breach, the Company or any member of the Company Group may be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by any provisions of this Exhibit A or such other relief as may be required to specifically enforce any of the covenants in this Exhibit A. The Company or any member of the Company Group will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the Company's or the Company Group's recovery of monetary damages and compensation. You also agree that the Restricted Period or such longer period during which the covenants hereunder by their terms survive will extend for any and all periods for which a court with personal jurisdiction over you finds that you violated the covenants contained in this Exhibit A.






                         Employment Agreement with Derek Reisfield Page 20 of 23

                                    EXHIBIT B
                               DISPUTE RESOLUTION

MEDIATION                  If either party has a dispute or claim relating to
                           this Agreement or their relationship and except as set forth in ALTERNATIVES, the parties must first seek to mediate the same before an impartial mediator the parties mutually designate, and the parties must equally share the expenses of such proceeding (other than their respective attorneys' fees). Subject to the mediator's schedule, the mediation must occur within 30 days of either party's written demand.
                           However, in an appropriate circumstance, a party may seek emergency equitable relief from a court of competent jurisdiction notwithstanding this obligation to mediate.

ALTERNATIVES               This DISPUTE RESOLUTION provision does not preclude a
                           party from seeking equitable relief from a court (i) to prevent imminent or irreparable injury or (ii) pending mediation, to preserve the last peaceable status quo, nor does it preclude the parties from agreeing to a less expensive and faster means of dispute resolution. It does not prevent the Company from immediately seeking in court an injunction or other remedy with respect to Exhibit A.






                         Employment Agreement with Derek Reisfield Page 21 of 23

                                    EXHIBIT C
                         INTELLECTUAL PROPERTY CARVEOUTS


Intellectual property, copyrighted and copyrightable material, inventions and discoveries, works and proprietary information and techniques related to the newspaper, magazine, book publishing, radio broadcasting, recorded music, television broadcast and production, film, cable television, satellite, broadband, internet, and electronic media and distribution industries, as well as computer and telecommunication industries on a variety of topics, including content creation, advertising, electronic commerce, production, packaging, distribution, marketing, databases, and other aspects or forms of commercial exploitation of these and other industries. In addition, numerous financial and joint venture structuring methodologies, and works in progress related to articles or books on these and related topics.





                         Employment Agreement with Derek Reisfield Page 22 of 23